Filed Pursuant to Rule 433

Registration No. 333-188544

Supplementing the Preliminary Prospectus

Supplement dated June 17, 2015

(To Prospectus dated May 10, 2013)

€1,100,000,000

Archer-Daniels-Midland Company

€500,000,000 Floating Rate Notes due 2019

€600,000,000 1.750% Notes due 2023

Final Term Sheet

June 17, 2015

Issuer:	Archer-Daniels-Midland Company
Expected Ratings (Moody’s/S&P/Fitch):*	A2 / A / A (all stable)
Format:	SEC Registered
Ranking:	Senior, Unsecured
Trade Date:	June 17, 2015
Settlement Date:	June 24, 2015 (T+5)
Listing:	The Issuer intends to apply to list the notes on the New York Stock Exchange
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Joint Book-Running Managers:

Barclays Bank PLC

Citigroup Global Markets Limited

J.P. Morgan Securities plc

Merrill Lynch International

BNP Paribas

Deutsche Bank AG, London Branch

HSBC Bank plc

Mitsubishi UFJ Securities International plc

Co-Managers:

Australia and New Zealand Banking Group Limited

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

(Rabobank)

Mizuho International plc

SMBC Nikko Capital Markets Limited

Wells Fargo Securities International Limited

Stabilization:	Stabilization/FCA

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

FLOATING RATE NOTES DUE JUNE 24, 2019

Principal Amount:	€500,000,000
Maturity Date:	June 24, 2019
Price to Public:	100.000%
Base Rate:	EURIBOR
Spread:	50 bps
Index Maturity:	3 months
Initial Interest Rate:	Base Rate plus 0.50% (to be determined by the Paying and Calculation Agent on the second TARGET System Day prior to the Settlement Date)
Minimum Interest Rate:	0.000% per annum
Initial Base Rate:	3-month EURIBOR in effect on June 22, 2015
Interest Reset Period:	Quarterly
Initial Interest Reset Date:	September 24, 2015
Interest Payment Dates:	Quarterly on each March 24, June 24, September 24 and December 24, commencing on September 24, 2015
Day Count Convention:	Actual/360, Modified Following, Adjusted
Payment Business Days:	New York, London and TARGET2
Payment of Additional Amounts:	Yes, subject to the customary exceptions described in the preliminary prospectus supplement dated June 17, 2015 (the “Preliminary Prospectus Supplement”)
Redemption for Tax Reasons:	Yes, as described in the Preliminary Prospectus Supplement
Change of Control Repurchase:	Yes, as described in the Preliminary Prospectus Supplement
Proceeds to Issuer, before expenses:	€498,500,000
ISIN/Common Code/CUSIP:	XS1249494086/124949408/039483BJ0
Paying and Calculation Agent:	The Bank of New York, London Branch

FIXED RATE NOTES DUE JUNE 23, 2023

Principal Amount:	€600,000,000
Maturity Date:	June 23, 2023
Coupon (Interest Rate):	1.750%
Price to Public:	99.322%
Yield to Maturity:	1.842%
Spread to Benchmark Bund:	+127.4 bps
Benchmark Bund:	DBR 1.500% due May 15, 2023
Benchmark Bund Price and Yield:	107.180; 0.568%
Spread to Mid Swaps:	+88 bps
Mid Swaps Yield:	0.962%
Interest Payment Dates:	Annually on June 23, commencing June 23, 2016
Day Count Convention:	Actual/Actual (ICMA), Following, Unadjusted
Payment Business Days:	New York, London and TARGET2
Payment of Additional Amounts:	Yes, subject to the customary exceptions described in the Preliminary Prospectus Supplement
Redemption for Tax Reasons:	Yes, as described in the Preliminary Prospectus Supplement

Make-Whole Call:

The Issuer may redeem the Fixed Rate Notes at its option, either in whole at any time or in part from time to time at a redemption price equal to the greater of the following amounts:

•    100% of the principal amount of the Fixed Rate Notes being redeemed on the redemption date; or

•    the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to but excluding the redemption date) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 20 basis points;

plus accrued and unpaid interest on the Fixed Rate Notes being redeemed to but excluding the redemption date.

Change of Control Repurchase:	Yes, as described in the Preliminary Prospectus Supplement
Proceeds to Issuer, before expenses:	€593,532,000
ISIN/Common Code/CUSIP:	XS1249493948/124949394/039483BK7
Paying Agent:	The Bank of New York, London Branch

The Issuer has filed a registration statement (including a prospectus, Registration Statement No. 333-188544) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Barclays Bank PLC by telephone toll-free at 1-888-603-5847; Citigroup Global Markets Limited by telephone toll-free at +1-800-831-9146; J.P. Morgan Securities plc by telephone collect at +44-207-134-2468; or Merrill Lynch International by telephone at +44 (0) 20 7995 3966.

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